Exhibit 99.1

Tri-Tech Holding Announces Share Buy Back Program

Press Release Source: Tri-Tech Holding Inc. On Thursday May 27, 2010, 8:30 am EDT

BEIJING, May 27 /PRNewswire-Asia-FirstCall/ — Tri-Tech Holding Inc. (Nasdaq:TRIT - News), a leading total solutions provider to China’s water resources, municipal wastewater and industrial pollution control markets, announced today that the Board of Directors has authorized the repurchase of the company’s ordinary shares with an aggregate value of up to $8 million.

The company said the current market price for the company’s ordinary shares may represent an opportunity to repurchase shares on fair terms to the company. The company said it may repurchase the shares over the next 12 months in one or more public transactions in accordance with Rule 10b-18 of the Securities and Exchange Act of 1934, as amended.

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and its larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. Tri-tech owns seven software copyrights and two technological patents and employs 140 people. Please visit http://www.tri-tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the successful completion of the project referenced herein and other statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Investors Contact:

Hawk Associates

Frank Hawkins

Phone: +1-305-451-1888

Email: tritech@hawkassociates.com